SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 20, 2015

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

1-3525	New York	13-4922640
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to By-Laws

On October 20, 2015, the Board of Directors (the “Board”) of American Electric Power Company, Inc. (the “Company” or “AEP”) adopted amendments to the By-Laws (the “By-Laws”) of the Company, effective October 20, 2015 primarily to implement a proxy access by-law.

After a non-binding shareholder proposal received approval at AEP’s 2015 annual meeting of stockholders, the Company engaged in discussions regarding proxy access with a number of its largest stockholders that together held over 32% of its outstanding stock. This allowed the Company to gain valuable feedback from its stockholders regarding proxy access, including feedback as to the particular proxy access parameters that AEP’s stockholders view as appropriate.  Based on the approval of the shareholder proposal at the 2015 annual meeting and the feedback received from AEP's stockholders during the engagement process, the Board designed a proxy access framework for AEP which it believes will provide meaningful access for stockholders while safeguarding the long-term interests of AEP and its stockholders and limiting the potential for abuse.

Section 19 has been added to the By-Laws to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company's outstanding common stock continuously for at least three years to nominate and include in the Company's proxy materials directors constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws.

The By-Laws were also amended to add Section 18 to add advance notice provisions for director nominations and other business at the annual meeting of stockholders.

The description of the amendments to the By-Laws is qualified in its entirety by reference to the text of the By-Laws filed as Exhibit 3(b) to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3(b)	Amended By-Laws of American Electric Power Company, Inc., as amended through October 20, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

October 21, 2015

EXHIBIT INDEX

Exhibit No.	Description

3(b)	Amended By-Laws of American Electric Power Company, Inc., as amended through October 20, 2015